EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made as of the 21st day of August, 2006, between County National Bank (the “Bank” or “Employer”), a national bank with a principal office in Anne Arundel County, Maryland and John G. Warner, a resident of the State of Maryland (the “Employee”).

RECITALS:

On December 19, 1996, the parties hereto entered into an Employment Agreement (the “Prior Agreement”).

The parties hereto desire to amend and restate the Prior Agreement as provided herein.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. DEFINITIONS. Whenever used in this Amended and Restated Employment Agreement, the following terms and their variant forms will have the meaning set forth below:

1.1 “Agreement” means this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.2 “Affiliate” means any business entity which controls the Employer, is controlled by or is under common control with the Employer.

1.3 “Area” means the geographic area within a radius of twenty-five (25) miles of any office or facility maintained by the Employer from time to time. It is the express intent of the parties that the Area as defined herein is the area where the Employee performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Employee's employment hereunder.

1.4 “Board” means the board of directors of the Bank.

1.5 “Business of the Employer” means the business conducted by the Employer.

1.6 “Cause” means, any of the following events or conduct preceding a termination of employment initiated by the Employer:

(a) any act that constitutes, in the reasonable judgment of the Board after consultation with legal counsel, fraud or dishonesty toward the Employer; toward any employee, officer or director of the Employer or toward any person doing business with the Employer on the part of the Employee;

(b) the conviction of the Employee of a felony or crime involving moral turpitude;

(c) the Employee's entering into any transaction or contractual relationship (other than this Agreement) with, or diversion of business opportunity from, the Employer (other than on behalf of the Employer or with the prior written consent of the Board); provided, however, such conduct will not constitute Cause unless the Board delivers to the Employee written notice setting forth (1) the conduct deemed to qualify as Cause, (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than thirty (30) days) within which the Employee may take such remedial action, and the Employee has not taken the specified remedial action with the specified reasonable time;

(d) the Employee breaches the covenants contained in Sections 5, 6, 7 or 8 hereof; or

(e) the Employee materially breaches any portion of this Agreement excluding Sections 5, 6, 7, or 8, and such breach is not cured within thirty (30) days after written notice from Employer to Employee of such breach; or

(f) conduct by the Employee that results in removal of Employee as an officer or employee of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

1.7 “Company” means CN Bancorp, Inc., the parent of the Bank.

1.8 “Company Information” means Confidential Information and Trade Secrets.

1.9 “Confidential Information” means data and information relating to the Business of the Employer and any affiliate of Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee's relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.10 “Change in Control” means the occurrence of any one of the following events as certified by the Board of the Bank or the Company as appropriate:

(a) acquisition by one person, or more than one person acting as a group, of stock of either the Bank or the Company that, combined with stock previously owned, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock; or

(b) acquisition by one person, or more than one person acting as a group, during any twelve (12)-month period, of the stock of either the Bank or the Company that constitutes thirty-five percent (35%) or more of the total fair market value or total voting power of the stock; or

(c) replacement of a majority of members of either the Bank’s or the Company’s Board during any twelve-month (12-month) period by Directors whose appointment or election is not endorsed by a majority of the Board; or

(d) acquisition by one person, or more than one person acting as a group, during any twelve (12)-month period, of assets from the Bank or Company that have a total gross fair market value of forty percent (40%) or more of the assets of the Bank or the Company.

1.11 “Effective Date” means August 21, 2006.

1.12 “Total and Permanent Disability” means that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. This determination shall be made by the Board in its sole discretion based upon medical evidence. The Board shall have the right to accept the determination of the Employee’s total disability made by the Social Security Administration or send the Employee to be examined by an independent medical examiner of its choosing.

1.13 “Trade Secrets” means Employer and Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. DUTIES.

2.1 Duties of Executive Vice President. The Employee is employed as the Executive Vice President of the Bank and the Company. Subject to the direction of the Board, the Employee must perform and discharge well and faithfully the duties which may be assigned to Employee from time to time by the Employer in connection with the conduct of its business.

2.2 Other Duties and Responsibilities. In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee must:

(a) devote substantially all of the Employee's time, energy and skill during regular business hours to the performance of the duties of the Employee's employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b) diligently follow and implement all management policies and decisions communicated to the Employee by the Board; and

(c) timely prepare and forward to the Board all reports and accounting as may be requested of the Employee.

2.3 Full-time Responsibilities. The Employee must devote the Employee's entire business time, attention and energies to the Business of the Employer and must not during the Term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Employee from:

(a) investing the Employee's personal assets in businesses which are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which the Employee's participation is solely that of an investor;

(b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase will not result in Employee collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer;

(c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board approves of such activities prior to the Employee's engaging in them; and

(d) serving as an advisory director or consultant to entities not in competition with Employer.

3. TERM AND TERMINATION.

3.1  Term. The term of this Agreement will initially be set at three (3) years commencing on the Effective Date. Commencing on the first anniversary of the Effective Date and continuing on each anniversary date thereafter (in each case the “Anniversary Date”), this Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice of non-renewal is provided to the Employee at least ten (10) and not more than thirty (30) days prior to such Anniversary Date (as so calculated, the “Term”). Prior to each notice period for non-renewal, the disinterested members of the Board (or a Committee comprised solely of disinterested members) will conduct a comprehensive performance evaluation and review of the Employee for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting or the Committee’s meeting.

3.2 Termination. This Agreement may be terminated prior to the expiration of the Term at the earliest of the following events:

(a) Involuntary termination of the Employee by the Employer (for Cause or not for Cause);

(b) Total and Permanent Disability of the Employee;

(c) Death of the Employee;

(d) Change in Control;

(e) Voluntary termination by the Employee.

3.3 Effect of Termination. Termination of the Agreement pursuant to Section 3.2 will be without prejudice to any right or claim, which may have previously accrued to either the Employer or the Employee hereunder.

3.4 Suspension With Pay. Nothing contained herein will preclude the Employer from releasing the Employee of the Employee's normal duties and suspending Employee, with pay, during the pendency of any investigation or examination to determine whether or not Cause exists for termination of the Employee.

3.5 Suspension Without Pay. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer's affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Employer's obligations under this Agreement will be suspended as of the date of service thereof, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Employer may in its discretion:

(a) Pay the Employee all or part of the compensation withheld while its contract obligations were suspended; and/or

(b) reinstate (in whole or in part) any of its obligations, which were suspended.

3.6 Other Regulatory Requirements. If the Bank is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, all obligations under this Agreement will terminate as of the date of such default, but no vested rights of the Employee will be affected. Further, all obligations under this Agreement will be terminated, except, to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank:

(a) by the Director (the “Director”) of the Federal Deposit Insurance Corporation (“FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or

(b) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

3.7 Payments in the Event of Termination of this Agreement. The following payments shall be made by the Employer to the Employee in the event this Agreement is terminated prior to the expiration of its Term.

3.7.1 In the Event of Notice of Nonrenewal of this Agreement by the Employer and the Employee’s Involuntary Termination without Cause. In the event this Agreement is not renewed by the Employer pursuant to Section 3.1 and the Employee has been involuntarily terminated without cause, the Employer will pay to the Employee an amount equal to the Employee’s then current Base Salary, Incentive Compensation that may have been awarded to him prior to his termination, and Benefits (or the cash equivalent of such Benefits) for a period equal to the remaining term of this Agreement and twelve (12) months after the expiration of said Term. The amounts payable to the Employee for the initial six (6) month period shall be paid one (1) day after six (6) months from the date of the Employee’s termination and the remaining payments will continue thereafter on the regular payroll dates of the Employer.

3.7.2 In the Event of Involuntary Termination Without Cause and Without Notice of Nonrenewal, or In the Event of Total and Permanent Disability or Death of the Employee. In the event the Employee has been involuntarily terminated without cause and has not received a notice of nonrenewal of this Agreement or in the event of Total and Permanent Disability or Death of the Employee, the Employer shall pay to the Employee as Severance Pay or to his Beneficiary as a death benefit an amount equal to the Employee’s then current Base Salary, Incentive Compensation that may have been awarded prior to the termination of this Agreement, and the Benefits (or the cash equivalent of such Benefits) for a period equal to the remaining Term of this Agreement. These payments will be paid during the remaining Term on the normal payroll dates of the Employer. Notwithstanding the foregoing, in the event of an involuntary termination without cause, the amount payable to the Employee for the initial six (6) month period shall be paid one (1) day after six (6) months from the date of the Employee’s termination and the remaining payments will continue thereafter on the regular payroll dates of the Employer.

3.7.3 In the Event of Termination for Cause. In the event the Employee has been involuntarily terminated for cause, the Employer shall pay to the Employee only the Base Salary and Benefits due and owing through the date of termination of employment. Incentive Compensation awarded to the Employee, but not paid as of the Date of Termination, shall be forfeited.

3.7.4 In the Event of Voluntary Termination by Employee. In the event the Employee voluntarily terminates employment with the Employer, the Employer shall pay the Employee only the Base Salary, Incentive Compensation, and Benefits due and owing through the Date of Termination.

3.7.5 In the Event of Change in Control. In the event a Change in Control has occurred and this Agreement is terminated, the Employee shall be entitled to a lump sum payment equal to the sum of (a) to the excess of (i) 2.99 times Employee’s Average Annual Compensation over (ii) the aggregate present value, as determined for federal income tax purposes, of all other payments to the Employee in the nature of compensation that are treated for federal income tax purposes as contingent on the Change in Control plus (b) an annual bonus equal to the greater of target or actual bonus for the year in which the Agreement terminates, pro-rated for the months elapsed in the annual bonus period at the time of the Agreement terminates. These payments shall be paid in a lump sum by the Employer on the date that is one (1) day after six (6) months from the effective date of termination of the Agreement. As used herein, the term “Average Annual Compensation” means the Employee’s average annual taxable compensation paid by the Employer during the most recent five (5) taxable years (or such portion of such period during which the Employee was employed by the Employer) ending before the date the Change in Control occurs. In addition, (i) all of Employee’s stock awards shall immediately vest; (ii) all of Employee’s unexercised stock options shall become immediately exercisable; and (iii) the Employer shall continue Employee’s medical coverage for up to two (2) years at the same level as available to employees of the Employer or provide the Employee with the cash equivalent of such benefits.

3.8 Calculation of Payment Amount Upon Change of Control.

(a) Certain Adjustments of Payment Amount. If it is determined that any payment or distribution, or any acceleration of vesting of any benefit or award, by the Employer to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) is subject to the limitations of section 280G of the Internal Revenue Code (the “Code”) (a “Parachute Payment”), the following provisions will apply:

(i) If the aggregate present value of Parachute Payments is less than or equal to the 280G limit, then no adjustment to the amount of such Parachute Payments shall be made.

(ii) If the aggregate present value of Parachute Payments is greater than the 280G limit, but equal to or less than 110% of the 280G limit, such Parachute Payments shall be reduced to an amount, the present value of which maximizes the aggregate present value of Parachute Payments without causing such Parachute Payments to exceed the 280G limit.

(iii) If the aggregate present value of Parachute Payments is greater than 110% of the 280G limit, the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”) imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payments.

For purposes of this Section 3.8, “present value” shall be determined in accordance with Code Section 280G(d)(4), and the “280G limit” is the amount that can be paid under this Agreement or otherwise without causing any amount to be nondeductible under Code Section 280G or subject to excise tax under Section 4999. The payment of a Gross-up Payment under this Section shall in no event be conditioned upon the Employee’s termination of employment.

(b) Determinations made by Accounting Firm. All determinations required to be made under Section 3.8(a), including the aggregate present value of Parachute Payments, whether a reduction is required under Section 3.8(a)(ii) and the amount of such reduction, and whether a Gross-Up Payment is required under Section 3.8(a)(iii) and the amount of such Gross-Up Payment, shall be made by a locally recognized accounting firm jointly selected by the Employer and Employee (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Employer and the Employee within fifteen (15) business days after the termination of this Agreement. The initial Gross-Up Payment, if any, as determined pursuant to Section 3.8(a)(iii), shall be paid to the Employee within fifteen (15) business days after the receipt of the payments under Section 3.7.4. The Accounting Firm shall furnish the Employee with an opinion that he or she has substantial authority to complete and file his or her Federal income tax return in a manner consistent with the Accounting Firm’s determination of the appropriate amount of Parachute Payments reportable by the Employee and of the appropriate amount of Excise Tax required to be paid, if any. Any determination by the Accounting Firm shall be binding upon the Employer and the Employee.

(c) Special Rules Applicable to Reduction of Payments. The Employee shall determine which and how much of the Parachute Payments shall be reduced consistent with the requirements of Section 3.8(a)(ii), provided that, if the Employee does not make such determination within ten (10) business days after the receipt of the calculations made by the Accounting Firm, the Employer shall elect which and how much of the Parachute Payments shall be eliminated or reduced consistent with the requirements of Section 3.8(a)(ii) and shall notify the Employee promptly of such election.

(d) Special Rules Applicable to Gross-Up Payments. The Employee shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten (10) business days after the Employee knows of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

(i) give the Employer any information reasonably requested by the Employer relating to such claim,

(ii) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably jointly selected by the Employer and Employee,

(iii) cooperate with the Employer in good faith in order effectively to contest such claim, and

(iv) permit the Employer to participate in any proceedings relating to such claim,

provided, however, that the Employer shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3.8(d), the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine. The Employer’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If the Employer exhausts its remedies pursuant to this Section 3.8(d) and the Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Payment that the Employer should have made (“Gross-Up Deficiency”). The amount of any such Gross-Up Deficiency shall be promptly paid by the Employer to or for the benefit of the Employee. To the extent that any Gross-Up Deficiency arises in the context of a Parachute Payment that was determined pursuant to Section 3.8(a)(ii), and therefore reduced to the 280G limit, when in fact, the amount of such Parachute Payment should have been determined under Section 3.8(a)(iii), the amount of any Gross-Up Deficiency shall include the additional Parachute Payment due as a result of the calculation of the amount under Section 3.8(a)(iii).

(e) Overpayments/Underpayments. As a result of the uncertainty in the application of Code Section 280G at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Parachute Payments will have been made by the Employer which should not have been made (“Overpayment”), or that additional Parachute Payments which should have been made by the Employer were not made (“Underpayment”), in each case consistent with the calculations required to be made hereunder. Overpayments and Underpayments arising in connection with Parachute Payments appropriately determined pursuant to Section 3.8(a)(i) or Section 3.8(a)(ii) are governed by this Section 3.8(e). Any Overpayment or Underpayment arising in connection with a Parachute Payment that is appropriately determined pursuant to Section 3.8(a)(iii) are governed by the provisions of Section 3.8(d).

(i) Overpayments. The provisions of this subparagraph (i) apply in connection with a Parachute Payment that is appropriately determined pursuant to Section 3.8(a)(ii). If the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Employer to or for the benefit of the Employee shall be treated for all purposes as a loan ab initio to the Employee which the Employee shall repay to the Employer together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Employer if and to the extent such deemed loan and payment would not either reduce the amount on which the Employee is subject to tax under Code Sections 280G and 4999 or generate a refund of such taxes.

(ii) Underpayments. The provisions of this subparagraph (ii) apply in connection with a Parachute Payment that is appropriately determined pursuant to Section 3.8(a)(i) or Section 3.8(a)(ii). If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Employee, together with interest at the applicable federal rate provided for in Code Section 7872(f)(2).

4. COMPENSATION AND BENEFITS.

4.1 Compensation. The Employee will receive the following salary and benefits:

(a) Base Salary. During the Term, the Employee will receive a base salary at the rate of $169,800 per annum, payable in substantially equal installments in accordance with the Bank's regular payroll practices (“Base Salary”). The Employee's Base Salary will be reviewed by the Board annually, and the Employee will be entitled to receive annually an increase in such amount, if any, as may be determined by the Board.

(b) Incentive Compensation.

(i) In addition to Employee's Base Salary under Section 4.1(a), the Employer may, in its sole discretion, pay the Employee a cash or non-cash bonus as determined each year by the Board.

(ii) The Employee will also be entitled to participate in such other bonus, incentive and other executive compensation programs as are made available to senior management of the Employer from time to time.

The bonus amounts and options to which the Employee may be entitled pursuant to this Section 4.1(b) are referred to herein as “Incentive Compensation”.

(b) No Compensation as a Director. The Employee will not be compensated for service as a director.

4.2 Annual Leave. On a non-cumulative basis, the Employee will be entitled to annual leave in each year of this Agreement in accordance with the Bank's leave policy as then in effect, during which the Employee's Base Salary will be paid in full. Any leave not used by Employee may be converted to cash compensation based on the Employee’s the current Base Salary at the end of each year, if permitted under the Bank’s leave policy.

4.3 Benefits. In addition to the Base Salary and Incentive Compensation, the Employee will be entitled to such benefits as may be available from time to time for employees of the Employer. All such benefits will be awarded and administered in accordance with the Employer's standard policies and practices. Such benefits may include, by way of example only, health, dental, vision, profit-sharing plans, retirement, disability insurance benefits and such other benefits as the Employer deems appropriate. The Employer shall also provide to the Employee (at no cost to Employee), life insurance equal to two times the then current annual salary of Employee but not to exceed $300,000, payable to a beneficiary or beneficiaries selected by the Employee and an annual automobile allowance of $9,000.00.

4.4 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

4.5 Business Expenses/Membership Reimbursements. The Employer shall reimburse the Employee for (a) reasonable business expenses (including travel) incurred by the Employee in the performance of the Employee's duties hereunder, as approved from time to time by the Board, and (b) dues and other business-related expenditures, including initiation fees, associated with membership in professional associations which are commensurate with the Employee's position; provided, however, that the Employee must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service and the reimbursement policies adopted from time to time by the Employer.

5. COMPANY INFORMATION

5.1 Ownership of Information. All Company Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2 Obligations of the Employee. The Employee agrees (a) to hold Company Information in strictest confidence, (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and (c) not to take or fail to take any action with respect to Confidential Information that would result in any Company Information losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Employee is required by law to disclose any Company Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by the Company’s legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 will survive the termination of this Agreement with respect to Confidential Information for so long as it remains Confidential Information, but for no longer than three (3) years following termination of this Agreement, and this Section 5 will survive termination of this Agreement with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation, all Company Information then in the Employee's possession or control.

6. NON-COMPETITION. The Employee agrees that during the Term hereunder and, in the event of the Employee's termination of employment for any reason, thereafter for the period of six (6) months, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Employee's own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer.

7. NON-SOLICITATION OF CUSTOMERS. The Employee agrees that during the Term hereunder and, in the event of the Employee's termination of employment for any reason, thereafter for the period of time, if any, the Employer is obligated to make payments under Section 3.7, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, on the Employee's own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer's customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of the Employee's employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8. NON-SOLICITATION OF EMPLOYEES. The Employee agrees that during the Term hereunder and, in the event of the Employee's termination of employment for any reason, thereafter for the period of time, if any, the Employer is obligated to make payments under Section 3.7, the Employee will not (except for Employee’s Administrative Assistant), within the Area, on the Employee's own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9. REMEDIES. The Employee agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Employee breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, will be cumulative.

10. SEVERABILITY. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11. NO SET-OFF BY THE EMPLOYEE. The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. NOTICE. All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice will be deemed effective when delivered or transmitted. All notices and other communications under this Agreement must be given to the parties hereto at the following addresses:

(i) If to the Employer:	Chairman County National Bank
7401 Ritchie Highway
Glen Burnie, MD 21060

With a copy to:
Frank C. Bonaventure, Esquire
Ober/Kaler
120 E. Baltimore St.
Baltimore, MD 21202-1643

(ii) If to the Employee:	John G. Warner
2027 Poplar Ridge Road
Pasadena, Maryland 21122

13. ASSIGNMENT. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

14. WAIVER. A waiver by the Employer of any breach of this Agreement by the Employee will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitration panel will be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof.

16. ATTORNEYS' FEES. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award and the Employee must employ separate legal counsel, the Employer shall advance to the Employee, within thirty (30) days after receiving copies of invoices submitted by Employee, any and all reasonable attorneys' fees and expenses incurred with preparing, investigating and litigating such action, proceeding or suit. The Employee must reimburse the Employer for any and all advances that exceed the first $10,000 advanced to the Employee for such legal expenses if and to the extent that a final decision by a court of competent jurisdiction has determined that the Employee was not justified in challenging the arbitration award under this Agreement.

17. APPLICABLE LAW. This Agreement will be construed and enforced under and in accordance with the laws of the State of Maryland. The parties agree that any appropriate state court located in Anne Arundel County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

18. INTERPRETATION. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and will not constitute part of this Agreement or affect its meaning, construction or effect.

19. ENTIRE AGREEMENT. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement will be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20. RIGHTS OF THIRD PARTIES. Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. SURVIVAL. The obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

[Signature Page Follows]

IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.

Employer:

County National Bank

By: /s/ John E. DeGrange Sr.
NAME: John E. DeGrange Sr.
Title: Vice Chairman of the Board
Chairman of Human Resources Committee

Employee:

/s/ John G. Warner
John G. Warner